UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2014

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	02-0732285 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.
A special meeting of the stockholders of NorthStar Realty Finance Corp. (the “Company”) was held on November 28, 2014 (the “Special Meeting”). At the close of business on October 14, 2014, the record date for the Special Meeting, there were 220,954,983 shares of the Company’s common stock outstanding and entitled to vote. Holders of 148,014,391 shares of common stock, representing a like number of votes, were present at the Special Meeting, either in person or by proxy. Set forth below are the voting results from the Special Meeting.

1.
To approve the issuance of shares of the Company’s common stock to the stockholders of Griffin-American Healthcare REIT II, Inc., a Maryland corporation (“Griffin-American”), and to the limited partners of Griffin-American Healthcare REIT II Holdings, LP, a Delaware limited partnership (“Griffin-American Operating Partnership”), pursuant to the Agreement and Plan of Merger, dated as of August 5, 2014 (the “Merger Agreement”), by and among the Company, Griffin-American, Griffin-American Operating Partnership, NRF Healthcare Subsidiary, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Company (“Merger Sub”), and NRF OP Healthcare Subsidiary, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Merger Sub (“Partnership Merger Sub”), which required the affirmative vote of holders of a majority of the votes cast on such proposal.

For	Against	Abstain
147,593,473	269,781	151,137

2.	To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, which required the affirmative vote of the holders of a majority of the votes cast on such proposal.

For	Against	Abstain
142,725,750	5,113,355	175,286

The Company did not call the vote on the adjournment of the Special Meeting as there were sufficient votes to approve Proposal 1. No other proposals were submitted to a vote of the Company’s common stockholders at the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: December 3, 2014	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman Executive Vice President, General Counsel and Secretary